Exhibit 99.1

Contacts:

Media Contact	Investor Contact
Aspen Technology, Inc.	ICR Inc. for AspenTech
Lucy Millington	Brian Denyeau
Lucy.Millington@AspenTech.com	Brian.Denyeau@ICRInc.com

Aspen Technology Appoints Jill D. Smith to its Board of Directors

BEDFORD, Mass. – April 21, 2021 – Aspen Technology, Inc. (NASDAQ:AZPN), a global leader in asset optimization software, has appointed Jill D. Smith to its Board of Directors.

Ms. Smith brings more than 20 years of significant international business leadership, most recently serving as President and Chief Operating Officer and director of Allied Minds plc, an intellectual property commercialization company for technology and life sciences. Previously, she served as Chairman, Chief Executive Officer, and President of DigitalGlobe Inc., a global provider of satellite imagery products and services.

Ms. Smith has served as President and Chief Executive Officer of eDial, a VoIP collaboration company, and President and Chief Executive Officer of SRDS, a business-to-business publishing firm. Ms. Smith began her career as a Consultant at Bain & Company, where she rose to Partner, before taking leadership roles with Sara Lee in France, and becoming Executive Vice President and President and Chief Operating Officer of Micron Electronics, a direct to consumer PC manufacturing firm.

“I am delighted to welcome Jill Smith to our Board of Directors,” commented Antonio Pietri, President and CEO of Aspen Technology. “Jill brings a wealth of international experience and diverse industry insights and will help to guide AspenTech through the next period of innovation, growth and transformation.”

“I look forward to joining the experienced and ambitious team at AspenTech and supporting the drive for growth and long-term value creation,” said Ms. Smith “AspenTech has an exciting vision for the future of industry and is committed to making it a reality over the next decade.”

Ms. Smith holds a M.Sc. in Management from MIT Sloan School of Management and currently serves on the Board of Directors for R1 RCM, a technology-led revenue cycle management company, Circor International, a flow control, engineered products producer, and MDA, a space technology developer and manufacturer, as well as several other privately held technology companies.

About Aspen Technology

Aspen Technology (AspenTech) is a global leader in asset optimization software. Its solutions address complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modelling expertise with artificial intelligence. Its purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Visit AspenTech.com to find out more.

© 2021 Aspen Technology, Inc. AspenTech and the Aspen leaf logo are trademarks of Aspen Technology, Inc.

Source: Aspen Technology, Inc.